EXHIBIT 99.1

Remark Holdings Amends Financing Agreement

LAS VEGAS, NV - May 1, 2018 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company focused on providing artificial intelligence (“AI”) solutions, announced that it has entered into an amended financing agreement with its lenders that extends the maturity date for the majority of the term loan to September 30, 2020, at a reduced interest rate of three-month LIBOR plus 8.5%. The amended agreement provides the company with additional flexibility to develop its business, especially in Asia, by increasing the amount that the company can invest in its non-U.S. subsidiaries.

“We support Remark management’s vision in building the company,” said Kevin Griffin, the CEO of MGG Investment Group LP. “We have been pleased with the way in which Remark has executed its vision with respect to the acquisition and improvement of Vegas.com, and we look forward to them achieving similar success in executing their artificial intelligence technology business strategy.”

The company’s CEO, Kai-Shing Tao, stated, “We obviously have a strong belief in the AI technology products we are developing, and we want to ensure that we are in the best position to continue that development. MGG’s belief in our vision will allow us to do just that—remain on the cutting edge of AI development.”

About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) primarily focuses on the development and deployment of artificial-intelligence-based solutions for businesses in many industries and geographies. Additionally, the company owns and operates digital media properties that deliver relevant, dynamic content. The company’s U.S. operations are headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California, and its China operations are headquartered in Chengdu, China with additional operations in Beijing, Shanghai, and Hangzhou. For more information, please visit the company's website at www.remarkholdings.com.

Company Contact:
Douglas Osrow
Remark Holdings, Inc.
dosrow@remarkholdings.com
702-701-9514 ext. 3025

Investor Relations Contact:
Matt Glover or Tom Colton
Liolios Group, Inc.
MARK@liolios.com
949-574-3860